Exhibit 99.1

Amesite Inc. Issues Shareholder Update

June 2, 2022 – Amesite Corp. (Nasdaq: AMST), an artificial intelligence software company providing advanced A.I. powered online learning ecosystems for business and higher education, today issued an update to its shareholders from its Chief Executive Officer, Dr. Ann Marie Sastry.

Dear Shareholders,

We believe that we have now entered a period of certainty in the need for expansion of online learning, contextualized by industrial disruption, rapid technology changes and obvious needs for workforce upskilling. Online learning was necessarily the default over two years of a pandemic, and we see signs that a shift in thinking has been permanent: the pandemic made clear the benefits and deficiencies of online experiences, and these have driven the desire to do better.

We believe that reaching broader audiences through online learning, and importantly, making sure that all organizations that offer it can be effective, are essential. Our point of view is that the world’s learning will not be delivered by a single organization, or even a few elite ones: learning is a fundamental human need. Just as dining at different restaurants stimulate the palate and the imagination, we believe that accessing learning from multiple channels is a desired human state. Amesite aims to serve this broad group – universities, museums, businesses and government – with outstanding, white label learning software, adaptable to their needs and true to their brands.

Amesite continues to onboard customers in different sectors and grow relationships with existing partners to meet these needs. Despite a challenging economic macroenvironment, Amesite is building partnerships and revenue, by delivering solutions that these different organizations need to be successful in learning markets. We are positioning ourselves to be a leading educational platform service provider, by meeting common needs across sectors.

Amesite has continued to secure meaningful contract wins and that momentum has continued into the current quarter.

Highlights of our successes over the last quarter include:

●	Partnering with the City University of New York (CUNY) to develop and implement professional learning on a CUNY branded learning portal. CUNY is the largest urban public university in the U.S., providing learning to over 500,000 learners every year. It is our strong intention to help them scale their professional offerings – they are exactly the kind of partner that we seek, to grow revenue and impact for the university and for Amesite.

●	Partnering with Conner Prairie, a living history museum located in Indiana, to deliver eLearning powered by a new online ecosystem, with an anticipated launch in 2022. This new Learning Community EnvironmentSM (LCESM) provides a complete ecosystem for digital learning, including an eCommerce solution, helping make history come alive for people all around the world.

●	Extending our partnership with Wayne State University, the third largest university in Michigan, for three years. We plan to continue delivering professional certificate programs on Wayne State University’s LCESM. With a retention rate of over 98%, we are excited to push ahead with existing and new programs.

●	Expanding our partnership with the EWIE Company, to provide global dashboards to deliver and track learning to workers across the globe. With integrations that enable more facile sharing of data across the enterprise, this LCESM is a model for the future of industrial learning.

These significant wins are demonstrative of our traction with a breadth of organizations. We are optimistic about our new business pipeline, which includes organizations referred to us by clients, and organizations that we have reached with our marketing efforts. We are judiciously expanding marketing based on successes and believe that we can effectively pitch our solution across several sectors to grow revenue more aggressively.

Responsible stewardship of our company requires balancing an aggressive growth plan with careful management of resources. We remain mindful of safeguarding shareholder capital and have made a concerted effort to reduce our cash burn. As reported in our 10-Q for the period ended March 31, 2022, revenue growth through the first nine months of FY2022 was approximately 29%.

Our FYQ3 quarterly cash burn declined to $1.35 million, a 13.5% decrease from the same quarter in FY2021 and the lowest burn rate since our initial public offering. The most recent quarter was not an anomaly as our quarterly average burn was down 28.4% compared to the quarterly average year-to-date cash burn. Specifically, we completed a necessary 23% reduction in full-time from Q2 to Q3. Additionally, we offboarded contract IT, useful in the building phase of our product, and have moved development to our high performance, in-house team. Exiting this vendor resulted in an immediate termination payment of roughly $300,000 that was recognized in FYQ3 with expected costs savings to be realized going forward. Conversely, we reduced in-house marketing staffing in favor of external firms, with resulting increases in generation of marketing qualified leads (MQLs) and reduced payroll cost.

Ultimately, what we think differentiates Amesite and drives both our past and future growth opportunity is our highly customizable, easy-to-deploy and operationally efficient SaaS platform. We invested significant time and effort to develop the supporting architecture specifically for the online business, university, institute / museum and government education markets, and we are very proud to be making inroads within those markets, as referenced above.

As we close our fiscal year 2022 at the end June, we remain laser-focused on securing additional clients and revenue growth and ultimately building long-term value for shareholders. We believe that we are just scratching the surface in our target markets, and we continue to position ourselves to capitalize on these opportunities.

At Amesite, we remain grateful to our team members for their hard work and dedication, to our clients for their confidence and commitment in our SaaS offering, and to our shareholders for their continued support. Thank you and I look forward to communicating with you again after we report our fiscal year 2022 results.

Sincerely,

Ann Marie Sastry, Ph.D.

Chair and Chief Executive Officer